Filed pursuant to Rule 424(b)(3)

Registration No. 333-252711

Prospectus Supplement No. 1

Dated August 30, 2021

(To Prospectus dated February 10, 2021)

Aditxt, Inc.

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus (“Prospectus”), dated February 10, 2021 related to the registered offering by Aditxt, Inc. (the “Company”) of 6,798,122 shares of common stock held by the selling stockholders named in the Prospectus, including:

•	4,802,497 shares of common stock issuable upon conversion of an outstanding senior secured convertible promissory note (the “January 2021 Note”);

•	1,600,000 shares of common stock issuable upon exercise of certain outstanding warrants (the “January 2021 Warrants”);, and

•	395,625 shares of common stock issuable upon exercise of certain other outstanding Warrants (the “Warrants”).

This supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus and all supplements thereto.

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our common stock involves a high degree of risk. You are urged to read the section entitled “Risk Factors” beginning on page 13 of the Prospectus, which describes specific risks and other information that should be considered before you make an investment decision.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained in this Supplement and the Prospectus. This Supplement and the Prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this Supplement and the Prospectus.

REPRICING OF JANUARY 2021 NOTE AND JANUARY 2021 WARRANTS

On August 30, 2021, we entered into a defeasance and waiver agreement (the “Waiver Agreement”) with the holder (the “Investor”) of the senior secured convertible promissory note, issued on January 25, 2021 (the “January 2021 Note”),  pursuant to which the Investor has agreed in exchange for (a) a cash payment by the Company to the Investor of $1.2 million (the “Cash Payment”), (b) a waiver, in part, of the conversion price adjustment provision such that the January 2021 Note shall be convertible into the 4,802,497 shares of Common Stock that were included for resale in the Prospectus, and (c) a voluntary and permanent reduction by the Company of the exercise price of the warrant to purchase shares of common stock of the Company issued to the Investor in January 2021 to $2.53 per share, to waive all of the Investor’s rights pursuant to Sections 2, 3(e), 4, 5(b), 7(a), 7(c), 7(d), 8, 9(a), 12, and 14 of the January 2021 Note.

This Supplement is being filed to (i) reflect a waiver, in part, of the conversion price adjustment provision such that the January 2021 Note shall be convertible into an aggregate of 4,802,497 shares of Common Stock (without giving effect to the conversion notices received by the Company from the Noteholder prior to the date hereof totaling 1,819,353 shares)  and (ii) reduce the exercise price of the January 2021 Warrants from $4.00 to $2.53.

The date of this prospectus supplement is September 3, 2021.